                                                UNITED STATES
SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 8, 2010

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

        Tennessee                                                                            87-0267438
(State or other jurisdiction of                  (I.R.S. Employer Identification No.)
incorporation or organization)

11121 Kingston Pike, Suite E, Knoxville, Tennessee 37934
(Address of Principal Executive Office

(865) 675-1554
(Registrant's Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 8, 2010, the Board of Directors, on recommendation of the Compensation/Stock Option Committee, elected pursuant to the Company’s Stock Incentive Plan (the “Plan”) to convert 1,775,000 outstanding “in-the-money” options with a strike price of $0.27 expiring April 20, 2010 held by officers and employees to Stock Appreciation Rights (“SARs”) and to provide that such SARs be paid if exercised in Company stock at the fair market value on the date of exercise.  The SARs have the same expiration date as the options they replace, and have a base price of $0.27 per share, which is same priceas the options they replace.  This conversion was in accordance with the terms of the Plan.

When exercised, one SAR provides that the holder is entitled to receive the difference between the base price of the SAR and the fair market value of a share on the date of exercise.  In contrast to an option, a holder of a SAR is not required to pay consideration to the Company upon exercise of the SAR.  Consequently, the effect of converting these existing options to SARs is beneficial to those holders of options that would otherwise have had to either provide the cash consideration or sell some of their issued option shares to pay the $.27 per share option price, and for the holders is similar to what is generally termed a “cashless exercise” of the options.  If the SARs are exercised, the conversion of these options to SARs will be less dilutive to existing shareholders than the exercise of the options absent the conversion.  If all options were exercised, the total number of shares issued by the Company would have been 1,775,000 shares.   As an example only for demonstration, if a fair market value of $.55 per share is assumed on date of exercise of an equal number of SARs, the total number of shares issued to holders exercising the SARs would be 903,636 or about 51% of the number of option shares.

Of the total number of options converted to SARS, 1,250,000 options were held by Jeffrey R. Bailey, CEO and 400,000 options were held by Cary V. Sorensen, Vice President and General Counsel.  The remaining options to purchase an aggregate of 125,000 shares were held by four nonexecutive employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: April 9, 2010

Tengasco, Inc.

By: s/Jeffrey R. Bailey
       Jeffrey R. Bailey,
       Chief Executive Officer